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                                                                   EXHIBIT 10.11

                          PLAN AND AGREEMENT OF MERGER


                  THIS PLAN AND AGREEMENT OF MERGER (the "Agreement"), made this 11th day of February, 1998, is entered into by and among Sykes HealthPlan Services, Inc., a Florida corporation (hereinafter referred to as the "Purchaser"), Sykes HealthPlan Services Acquisition Corporation, a Florida corporation (the "Merger Subsidiary"), and Health International Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

                  WHEREAS, the respective Boards of Directors of the Purchaser, Merger Subsidiary and the Company have approved the merger (the "Merger") of the Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Florida General Corporation Law and the General Corporation Law of the State of Delaware (the "Acts"), with the effect that the Company will become a wholly-owned subsidiary of the Purchaser;

                  WHEREAS, concurrently with the execution of this Agreement, also in order to induce the Purchaser to enter into this Agreement, the Purchaser is entering into a Support/Voting Agreement (the "Support/Voting Agreement") with the Supporting Shareholders providing for certain voting and other restrictions with respect to the shares of the Company Common Stock as defined herein which are owned by such shareholders.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


         I. DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in Exhibit 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the term "including" shall mean "including but not limited to." Wherever in this Agreement reference is made to the knowledge of the Company it means the individual actual knowledge of Donald K. Kelly, M.D., Suzanne D. Kelly, and Mike Peerboom.


         II.      COVENANTS AND UNDERTAKINGS.

         II.1 The Merger. At the Effective Time and in accordance with the provisions of this Agreement and the Acts, the Merger Subsidiary will be merged with and into the Company in the Merger, the separate corporate existence of the Merger Subsidiary shall thereupon cease, and the Company shall be the surviving corporation (the "Surviving Corporation").



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         II.2 Effective Time of Merger. The Merger shall become effective at the time on the Closing Date (the "Effective Time") of filing of Articles of Merger with the Department of State of the State of Florida and Articles of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the Acts.

         II.3 Effects of Merger. Subject to the Acts, at the Effective Time, the Merger shall have the following effects:

                  II.3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Purchaser or the Company:

                           II.3.1.1 each share of Merger Subsidiary Common Stock
                  that is issued and outstanding immediately prior to the Effective Time shall remain outstanding;

                           II.3.1.2 each share of Company Common Stock that is
                  issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares, shall be converted into the right to receive the Per Share Closing Cash Consideration;

                           II.3.1.3 each outstanding certificate representing
                  shares of Company Common Stock, except for Dissenting Shares, shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such certificate the consideration into which such shares of Company Common Stock are convertible; and

                           II.3.1.4 each share of Company Common Stock that is
                  owned by the Company immediately prior to the Effective Time as treasury stock will be canceled and retired and will cease to exist, without any conversion thereof.

                           II.3.1.5 Notwithstanding anything in this Section 2.3
                  to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the Delaware General Corporation Law (the "Dissenting Shares") shall evidence only the right to receive the amount, if any, determined to be payable thereon pursuant to the applicable appraisal rights statute and shall not be converted or exchangeable for the right to receive the Per Share Closing Cash Consideration set



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                  forth herein, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment, as the case may be. If such Shareholder shall have failed to so perfect or shall have effectively withdrawn or lost such right, such Shareholder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Closing Cash Consideration set forth herein without any interest thereupon. The Company shall give the Purchaser prompt notice of any Dissenting Shares (and shall also give the Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and the Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

         II.4      Exchange of Certificates.

                  II.4.1 Exchange Agent. Not later than the Effective Time, the Purchaser shall deposit with the Exchange Agent for the benefit of Company Shareholders, for exchange in accordance with this Section 2.4, cash in the amount of the Closing Cash Consideration (hereinafter referred to as the "Exchange Fund").

                  II.4.2 Exchange Procedures for Certificates Representing Shares. No later than five (5) days following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Closing Cash Consideration pursuant to Section
2.3 (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Closing Cash Consideration as set forth herein. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed and complete letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor as soon thereafter as possible either a wire transfer of same day funds (if the Shareholder pays all wire transfer fees) or a check, at the Shareholder's option, representing the amount of the Per Share Closing Cash



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Consideration multiplied by the number of shares represented by such certificate(s), after giving effect to any required withholding tax, if any, and the shares represented by the Certificate so surrendered shall be canceled forthwith. No interest will be paid or accrued on the Per Share Closing Cash Consideration. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, the transferee shall only be entitled to the Per Share Closing Cash Consideration for each share so transferred if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Share Closing Cash Consideration as provided in this Article II.

                  II.4.3 Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no part of the Per Share Closing Cash Consideration shall be paid to any holder, until the holder shall surrender the Certificate as to which such Per Share Closing Cash Consideration relates as provided in this Section 2.4.

                  II.4.4 No Further Ownership Rights in Company Common Stock. The Per Share Closing Cash Consideration paid pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Purchaser or the Company for any reason, they shall be canceled and exchanged as provided in this Section 2.4.

                  II.4.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Company Shareholders for six months after the Effective Time shall be delivered to the Purchaser, upon demand thereby, and holders of shares of Company Common Stock who have not theretofore complied with this Section 2.4 shall thereafter look only to the Purchaser for payment of any claim to the Per Share Closing Cash Consideration.

                  II.4.6 No Liability. None of the Purchaser, the Company or the Exchange Agent shall be liable to any person in respect of any part of the Per Share Closing Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates



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shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any part of the Per Share Closing Cash Consideration would otherwise escheat to or become the property of any governmental authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by the Acts, become the property of the Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

                  II.4.7 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Purchaser upon termination of the Exchange Fund pursuant to
Section 2.4.5.

                  II.4.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in the amount of the Per Share Closing Cash Consideration multiplied by the number of shares represented thereby as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Closing Cash Consideration upon receipt of such affidavit in respect of the Company Common Stock represented by such Certificate pursuant to this Agreement.

         II.5 Treatment of Stock Options. Each holder of an option to purchase shares of Company Common Stock that is outstanding at the Effective Time (a "Company Option") shall prior to the Closing cancel and terminate such options in exchange for a cash payment from the Company equal to (i) the total number of shares of Company Common Stock subject to the unexercised portion of such Company Option, determined by assuming that such Company Option is immediately vested and exercisable in full, multiplied by (ii) the excess of (x) the Per Share Option Consideration over (y) the per share exercise price specified in such Company Option. The total amount paid by the Company in cancellation of all the Company Options shall not exceed $2,606,000. The Company shall take all action necessary to ensure that between the date of this Agreement and the Effective Time, no outstanding options or other rights to purchase Company securities are exercised except for the conversion of the Company's Preferred Stock as contemplated by Section 3.3 hereof. Prior to the Effective Time, the Company shall take all action necessary and shall cause all Current Option Holders to take all action necessary to amend the Company's Stock Option Plans and all outstanding option agreements thereunder so as to accommodate the foregoing termination of all outstanding



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options in exchange for the right to receive cash immediately prior to the
Effective Time. The actions to be taken by the Company with respect to the Company Options pending the Closing, as described in this Section 2.5, shall specifically be deemed to be contemplated and permitted by this Agreement, notwithstanding any other provisions of this Agreement to the contrary. At the Closing, the Purchaser will contribute $2,606,000 to the Company as a capital contribution to replenish capital used by the Company in terminating the options as specified in Section 2.5 above.

         II.6 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall become the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law.

         II.7 Bylaws. The Bylaws in the form of Exhibit 2.7 hereto shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by law.

         II.8 Directors. The directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         II.9 Officers. The officers of the Surviving Corporation shall be the officers of the Company at the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         II.10 HSR Act Filings. As promptly as practicable after the execution of this Agreement, and in any event not later than the fourteenth (14) business day following the date of this Agreement, the Purchaser and the Company shall, if required, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and, as promptly as practicable from time to time thereafter, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith. The Purchaser shall be solely responsible for payment of the fee required for making applications under the HSR Act. The Purchaser and the Company shall each request early termination of the waiting period with respect to such filings. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this Section 2.10. The Purchaser and



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the Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Neither party shall withdraw any such filing or submission without the written consent of the other party.

         II.11 Conduct of the Business of the Company Prior to Closing. Except (i) with the prior consent in writing of Purchaser, (ii) as provided otherwise in this Agreement or (iii) as set forth on Schedule 2.11.1 of the Disclosure Letter, the Company covenants that, between the date of this Agreement and the Closing Date:

                  II.11.1 The Company will conduct its business only in the ordinary course, and it will: (a) use its commercially reasonable efforts to preserve the organization of the Company intact and to preserve the goodwill of clients, customers and others having business relations with the Company; (b) maintain the properties of the Company in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted; (c) keep in force at no less than the present limits all existing bonds, letters of credit and policies of insurance insuring the Company, its performance and its respective properties (except to the extent such bonds, letters of credit and policies of insurance expire on their own terms and are replaced or renewed with bonds, letters of credit and policies of insurance containing substantially the same coverage as was contained in the expiring bond, letter of credit and policy of insurance); (d) not enter into any contract, commitment, arrangement or transaction of the type required to be listed on Schedules 3.4, 3.7, 3.10,3.14.2(i), 3.14.2(ii) (unless the term of such contract, commitment, arrangement or transaction does not exceed one year and the aggregate amount of all payments due thereunder does not exceed $100,000), 3.17 or 3.20 of the Disclosure Letter or suffer, permit or incur any of the transactions or events described in Section 3.10 hereof (except for (i) the payment of any health, disability and life insurance premiums which may become due, (ii) contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans, hereinafter referred to as "Permitted Employee Distributions")) to the extent such events or transactions are within the control of the Company; (e) not make or permit any change in the Company's Certificate of Incorporation or Bylaws, or in its authorized, issued or outstanding securities; (f) not issue any security except as contemplated by Section 2.5 hereof, or grant any stock option or right to purchase any security of the Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare,



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set aside or pay any dividend or other distribution in respect of such securities; (g) not make any contribution to or distribution on behalf of or to any employee of the Company (except Permitted Employee Distributions); (h) not make any capital expenditure which when aggregated with all other capital expenditures for the period exceeds the sum of $100,000; and (i) promptly advise Purchaser in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Disclosure Letter.

                  II.11.2 The Company will not make any material change in its respective banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Company and of all persons authorized to act with respect thereto is set forth in Schedule 2.11.2 of the Disclosure Letter.

                  II.11.3 Except as otherwise required by GAAP, the Company will not make any changes in its accounting methods or practices.

                  II.11.4 The Company will not (i) allow its capitalized lease obligations on the Closing Date to be greater than $800,000 plus any capitalized leases approved by Purchaser after the date of this Agreement or otherwise permitted by this Agreement less normal amortization accruals since September 30, 1997, (ii) allow its adjusted working capital defined as current assets but excluding the effect of any option payments or capital contributions contemplated by Section 2.5 hereof, less current liabilities as determined in accordance with GAAP to be less than $2,660,307 exclusive of any Transaction Expenses on the Closing Date, or (iii) allow any material negative change in the equipment, other assets or liability accounts as these accounts existed on the Financial Statements at December 31, 1997, other than for normal depreciation of equipment and for Transaction Expenses.

         II.12 Intercompany Accounts and Services. Prior to or at the Closing, the Company will take all actions necessary to settle as of the Closing all cash overdrafts, loans, advances, intercompany payables or receivables, indebtedness and other accounts between the Company, on the one hand, and any employee or any Affiliate of any employee.

         II.13 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Company will allow Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Company which may be reasonably requested, and shall furnish Purchaser, its officers and



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representatives during such period with all information concerning the affairs of the Company which may be reasonably requested. Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Company.

         II.14 Employment Agreements. The Company will use its commercially reasonable efforts to cause those employees identified on Exhibit 2.14(a) to enter into, at the Closing, Employment Agreements substantially in the form set forth in Exhibit 2.14(b).

         II.15 Consents and Approvals. The Company will use its commercially reasonable efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required or advisable in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or any Affiliate of the Company is a party or subject to on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any Person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All required written notices, waivers, consents and approvals from Persons are listed on Schedule 3.9 of the Disclosure Letter and except as waived by the Purchaser in writing, at or prior to Closing, the consents shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

         II.16 Access to Business Records. Prior to Closing, the Company shall cause any Controlling Shareholder or any Affiliates thereof, who possess documents required for the performance of the Company's businesses to transfer such documents to the Company. Such Controlling Shareholders may make copies or extracts from such books and records prior to transfer at their sole expense.






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         II.17     Employee Matters.

                  II.17.1 After the Closing until such date as the Company's employees commence participation in Purchaser's employee benefit plans, as described in the next sentence (the "Plan Transfer Date"), Purchaser shall take whatever action is necessary or appropriate to cause the Surviving Corporation to maintain the participation, sponsorship and/or maintenance of all of the Company's employee benefit plans except those identified on Exhibit 2.17.1. From and after the Plan Transfer Date, all employees of the Company shall become participants in the employee benefit plans and programs maintained by the Purchaser for similarly situated employees of the Purchaser, which plans shall be substantially comparable to those of the Company, except as otherwise mutually agreed by the Company and the Purchaser. Such employee benefit plans that are health benefit plans shall (i) recognize expenses and claims that were incurred by such employees in the year in which the Closing Date occurs and recognized for similar purposes under the Company's plans as of the Closing Date and (ii) provide coverage (without any required waiting period) for pre-existing health conditions to the extent covered under the applicable plans or benefit programs of the Company as of the Closing Date. In addition, such employee benefit plans and programs shall credit such employees with years of service with the Company for all plan purposes, provided that no such crediting shall be required to the extent that it would result in a duplication of benefits or require contributions for years prior to the Closing Date.

                  II.17.2 The Company shall provide Purchaser with any information which Purchaser shall reasonably request concerning the employees of the Company (the "Employees"), and shall cooperate with, and assist, Purchaser with respect to the commencement of participation of any Employee in the Purchaser's benefit plans or arrangements.

         II.18 Affiliated Contracts. At or prior to Closing, the Company shall cause the Controlling Shareholders and their Affiliates to transfer to the Company any contracts the revenues from which are included in the revenues of the Company but which are in the name of the Controlling Shareholders or their Affiliates and any assets which have been paid for by the Company but which are owned by the Controlling Shareholders or their Affiliates, as opposed to the Company. All such assets and contracts are listed on Schedule 2.18 of the Disclosure Letter.

         II.19 Alternative Proposals. Prior to the Closing Date, the Company will not, nor shall it permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or encourage, directly or indirectly,



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any inquiries or the making or implementation of any proposal or offer
(including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or purchase of (i) all or any significant portion of the assets of the Company, or (ii) 25% or more of the outstanding shares of Company Preferred Stock and/or Company Common Stock (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal; (B) engaging in any negotiations or discussions with or providing any information to any person in response to an unsolicited bona fide written Alternative Proposal by any such Person, if and only to the extent that, in each such case referred to above, the board of directors of the Company believes in good faith (after consultation with its financial advisors) that such Alternative Proposal is reasonably likely to be capable of being completed, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction materially more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement and the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is required in order for its directors to comply with their respective fiduciary duties under applicable law. Nothing in this Section 2.19 shall (x) permit the Company to terminate this Agreement except as permitted by Section
7.3 hereof, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

         II.20 Indemnification. (a) For three (3) years after the Effective Time, Purchaser shall provide each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties") with indemnification rights and the liability insurance coverage at least as favorable to the Indemnified Parties in terms of coverage amounts and terms of coverage amounts and terms as the coverage set forth in the indemnity provisions and policies attached as Schedule 2.20 of the Disclosure Letter which is the



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coverage existing on this date provided that if such insurance coverage is not available at rates reasonably correspondent to the rates charged at the Effective Time (adjusted for inflation), the Purchaser shall be obligated only to buy such coverage as is available for such rates as can be commercially obtained.

                  (b)      If the Purchaser or any of its successors or assigns
(i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser shall assume all of the obligations set forth in this Section.

                  (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         II.21 Letter of Credit. On or prior to February 20, 1998, the Purchaser shall obtain a binding commitment in form and substance acceptable to the Company from NationsBank N.A. in accordance with the application attached hereto as Exhibit 2.21 to issue a Letter of Credit in favor of Donald K. Kelly, M.D., Suzanne D. Kelly and Michael D. Peerboom (the "Company Officers") guaranteeing in full all payments to be made to the Company Officers under and for the full term of their respective employment agreements (the "Letter of Credit"). On or prior to the Closing, the Purchaser shall deliver to the Company and the Company Officers written evidence of (a) advance payment in full of all payments under the Letter of Credit for a three-year term and (b) issuance by the Bank of the Letter of Credit.

         II.22 Net Worth Covenant. At the Effective Time, the Shareholders Equity of the Company determined in accordance with GAAP applied on a basis consistent with prior periods (after subtracting the Company option payments but adding back the amount of the capital contribution by Purchaser called for by
Section 2.5) will not be less than $3,768,906 without taking into account the Company's Transactional Expenses.

         II.23 The Company will deliver to the Purchaser within five business days of the execution of this Agreement an opinion of counsel acceptable to the Purchaser to the effect that the Support/Voting Agreements are enforceable in accordance with their terms except as enforceability may be limited by the General Qualifications contained in Sections 11-14 and Limitations set forth in Sections 18-20 set forth in the Legal Opinion Accord of the ABA Section of Business Law (1991).




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         III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to the Purchaser as follows:

         III.1      Residency, Organization, Standing and Foreign
Qualification.

                  III.1.1 The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation as set forth in Schedule 3.1.1 of the Disclosure Letter and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

                  III.1.2 The Company and each of its Subsidiaries is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in Schedule
3.1.2 of the Disclosure Letter, and the character of the property owned or leased by the Company and each of its Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction.

                  III.1.3 Except as disclosed in Schedule 3.1.3 of the Disclosure Letter, the Company has no Subsidiaries.

         III.2    Authority and Status/Ownership of Capital Stock.

                  III.2.1 The Company has the capacity and authority to execute and deliver this Agreement, and to perform hereunder without the necessity of any act or consent of any other Person whomsoever (except as listed on Schedule
3.9 of the Disclosure Letter). The execution, delivery and performance by the Company of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Company. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of such party enforceable against such party in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached as Schedule
3.2.1 of the Disclosure Letter are true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company and of each Subsidiary of the Company.

                  III.2.2 Attached as Schedule 3.2.2 to the Disclosure Letter is a true and complete list of the Shareholders of the Company as of a recent date.

         III.3 Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of common stock, par value $0.10 per share, of which 2,772,867 are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, no par value ("Company Preferred Stock"), of which 25 shares are issued and outstanding as of the date of this Agreement. Prior to Closing, the Outstanding Preferred Shares will be converted to 50,000 shares of common stock and one warrant will be exercised for 4,000 shares of common stock, leaving 2,826,867 shares of common issued and outstanding as of the Effective Time. All outstanding securities of each Subsidiary of the Company, the entire authorized capital stock, the amount of shares issued and outstanding and the amount of shares held in treasury for each such Subsidiary are as set forth on Schedule 3.3 of the Disclosure Letter. All of the outstanding shares of the Company and each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth on Schedule 3.3 of the Disclosure Letter, all of the outstanding shares of each Subsidiary are owned by the Company, in each case free and clear of all liens, claims, charges and encumbrances of any nature whatsoever except those disclosed in Schedule 3.7 of the Disclosure Letter, and the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Company or the capital stock of the Company. Except for options covering 511,000 shares of the Common Stock of the Company as set forth on Schedule 3.3 of the Disclosure Letter (which identifies all persons holding options with the amount so held, the exercise price and the termination date thereof as well as whether such options are considered qualified or nonqualified options under the Code), there are no outstanding options, warrants, calls, commitments or plans by the Company or any Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Company or any Subsidiary.

         III.4    Absence of Equity Investments. Except as described in Schedule
3.4 of the Disclosure Letter, the Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. No officer or director of the Company or any Subsidiary or other Affiliate of such person, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a shareholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter-market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Company.

         III.5    Liabilities and Obligations of the Company.

                  III.5.1 Attached as Schedule 3.5.1(a) are true, correct and complete copies of the Company's audited balance sheets as of September 30, 1995, 1996 and 1997 and the related statements of income and cash flows for the fiscal years ending on September 30, 1995, 1996 and 1997 (the "Financial Statements"). Also attached as Schedule 3.5.1(a) are true, correct and complete copies of the Company's unaudited balance sheet as of December 31, 1997, and the related unaudited statement of income and cash flows for the three-month period then ended (the "Interim Financial Statements"). Except as specifically described in Schedule 3.5.1(b), the Financial Statements and the Interim Financial Statements fairly present the Company and its Subsidiaries' current operations and financial condition as of the dates thereof.

                  III.5.2 Except as described in Schedule 3.5.1(a) and 3.5.1(b), the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Company's business since the date of the Interim Financial Statements, (iii) the liabilities and obligations of the Company under the Material Agreements, and (iv) those nonmaterial liabilities and obligations of the Company under all contracts and agreements other than the Material Agreements.

         III.6 Taxes. The Company has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and the Company has paid or, prior to the Closing Date, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. The Company has paid or made adequate provision in the Interim Financial

Statements for all Taxes payable in respect of all periods ending on or prior to the date of the Interim Financial Statements. Neither the Company nor any of its Subsidiaries has any material liability for any Taxes in excess of the amounts so paid or reserves so established and neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves. Neither the Company nor any of its Subsidiaries is the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. For the purposes of this Agreement, the term "Tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon. The Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

         III.7 Ownership of Assets, Real Estate, Leases and Personal Property. Schedule 3.7 of the Disclosure Letter is a complete and correct list and brief description as of the date of this Agreement of all real property and items of personal property which are owned and have a book value in excess of $100,000 net of the reserve for depreciation, and all real property and all material items of personal property which are leased or licensed by the Company under leases relating to assets which are material to the operation of the Company or which provide for payments throughout the lease term of more than $25,000. The Company has good and marketable title to all of its property and assets, other than leased or licensed property, including those listed and described in Schedule 3.7 of the Disclosure Letter as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in Schedule 3.7 of the Disclosure Letter (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current Taxes not yet due and payable. Each of the leases, licenses and agreements described in Schedule 3.7 of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other respective parties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there is not under any of such leases, licenses or agreements existing any default of the Company or any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). Neither the Company nor any Controlling Shareholder, has received any payment from a lessor or licensee in connection with or as inducement for entering into a lease or license under which it is a lessee or a licensee. All buildings, machinery and equipment owned or leased by the Company are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. The Company has not received any notice of a violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, and, to the knowledge of the Company, there is no such violation or grounds therefor which could have a Company Material Adverse Effect. Except pursuant to this Agreement, neither the Company nor any Controlling Shareholder is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Company or which are used in connection with the business of the Company.

         III.8 Accounts Receivable. All of the accounts receivable of the Company as of the date of the Interim Financial Statements are and as of the Closing Date will have arisen in the ordinary course of business and represent valid accounts which are not subject to offset or dispute except as otherwise disclosed to Purchaser in Section 3.8 the Disclosure Letter. The accounts receivables reserves reflected on the Interim Financial Statements are as of such date established in accordance with GAAP consistently applied and any reserves established after such date and prior to the Closing Date will likewise be established in accordance with GAAP consistently applied. An aged list of the Accounts Receivable of the Company as of the end of the last month preceding the date of this Agreement is set forth on Schedule 3.8 of the Disclosure Letter. To the best knowledge of the Company, the accounts receivable of the Company are collectible in full net of any reserves thereon. Except as set forth on Schedule 3.8, no accounts payable of the Company are, as of the date of this Agreement, over thirty (30) days old.

         III.9    Required Filings and Absence of Conflicts. Except as listed in
Schedule 3.9 of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or any Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Company or any Subsidiary is a party or is bound or by which the Company's assets are affected. Except as listed or described on
Schedule 3.9 of the Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Company, any Controlling Shareholder or any assets, properties or operations of the Company or any Controlling Shareholder, in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

         III.10 Absence of Changes. Since September 30, 1997, neither the Company nor any Subsidiary has, nor has anyone on its or their behalf, except as disclosed on Schedule 3.10 of the Disclosure Letter or as permitted by Section
2.11 hereof:

                  III.10.1 Transferred, assigned, conveyed or liquidated into current assets any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

                  III.10.2 Suffered any Company Material Adverse Effect or become aware of any event or state of facts which may result in any a Company Material Adverse Effect;

                  III.10.3 Suffered any destruction, damage or loss to a material asset or a group of assets that are in the aggregate material to the business, whether or not covered by insurance;

                  III.10.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to Taxes not yet due and payable;

                  III.10.5 Committed, suffered, permitted or incurred any default in any liability or obligation;

                  III.10.6 Made or agreed to any adverse change in the terms of any material contract or instrument to which it is a party;

                  III.10.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any material claim or right which it has against others or accelerated its collections or its efforts to collect accounts receivable or otherwise deviated from its normal collection activities consistent with historic practice in any material respect;

                  III.10.8 Declared, promised or made any dividend payment, distribution or other payment to its Shareholders (other than the payment of reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the Company's shares, or redeemed, purchased or otherwise acquired the Company's shares except in accordance with Section 2.5 hereof, or made any change whatsoever in the Company's capital structure;

                  III.10.9 Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan (except for the payment of health, disability and life insurance premiums which had become due and except for contributions or distributions required to be made (and not discretionary) pursuant to any Benefit Plans), or paid or agreed to pay any bonus to, or granted or agreed to grant any increase in the compensation of, the Company's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees.

                  III.10.10 Committed, suffered, permitted or incurred any transaction or event which would materially increase its Tax liability for any prior taxable year;

                  III.10.11 Incurred any other material liability or obligation or entered into any transaction other than in the ordinary course of business (for purposes of this Section, the incurrence of term debt, debt incurred pursuant to promissory notes and capital leases shall not be considered as incurred in the ordinary course of business);

                  III.10.12 Received any notices, or had reason to believe, that any material customer has taken or contemplates any steps which could materially disrupt the business relationship of the Company with said person or could result in the material diminution in the value of the Company as a going concern;

                  III.10.13 Paid, agreed to pay or incurred any material obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements as such agreements existed on September 30, 1997;

                  III.10.14 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of business any material liability on a timely basis consistent with prior practice;

                  III.10.15 Suffered or experienced any material adverse change in the equipment, other assets or liability accounts;

                  III.10.16 Acquired or agreed to acquire any capital items with an aggregate value of more than $100,000; or

                  III.10.17 Taken any action which would be contrary to the provisions of Section 2.11.4.

         III.11 Litigation. Except as otherwise set forth in Schedule 3.11 of the Disclosure Letter, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company and, to the knowledge the Company, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Schedule 3.11 of the Disclosure Letter, individually or in the aggregate, if pursued and/or resulting in a judgment, would have a Company Material Adverse Effect or adversely affect the right of the Company or the Supporting Shareholders to consummate the transactions contemplated hereby.

         III.12 Licenses and Permits; Compliance With Law. The Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. All such licenses, certificates, permits, franchises and rights are listed in Schedule 3.12 of the Disclosure Letter. Except as noted in Schedule 3.12 of the Disclosure Letter, the Company is presently conducting its business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Company is not presently charged with, or, to the knowledge of the Company, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or, to the knowledge of the Company, threatened material adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any material license, certificate, permit, franchise or right held by the Company.

         III.13 Contracts, Etc. Schedule 3.13 of the Disclosure Letter sets forth a true and complete list of all contracts, agreements and other instruments to which the Company is a party which are not listed on Schedules 3.7, 3.14.2(ii), 3.17 or 3.20 of the Disclosure Letter and which involve the payment by or to the Company of more than $100,000 over the term of the agreement, and contemporaneously with the delivery of the Disclosure Letter, the Company has delivered a true and complete copy of each contract, agreement or instrument listed in Schedules 3.7, 3.13, 3.14.2(ii), 3.17 and 3.20 of the Disclosure Letter which is written and a summary of the terms of each such contract or agreement which is oral, certified as such by a duly authorized officer of the Company. The foregoing notwithstanding Schedule 3.13 of the Disclosure Letter includes all of the following:

                  III.13.1 Any contract or commitment which requires services in excess of $100,000 to be provided or performed by the Company or which authorizes others to perform services for a third party for, through or on behalf of the Company, other than those services performed for customers and clients set forth on Schedule 3.18 of the Disclosure Letter;

                  III.13.2 Any contract or commitment involving an obligation in excess of $100,000 which cannot, or in reasonable probability will not, be performed or terminated within one year from the dates as of which these representations are made;

                  III.13.3 Any note receivable;

                  III.13.4 Any contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company;

                  III.13.5 Any franchise agreement, marketing agreement or royalty agreement (and with respect to each such agreement Schedule 3.13 of the Disclosure Letter sets forth the aggregate royalties or similar payment paid or payable hereunder by the Company as of the date hereof);

                  III.13.6 Any contract or agreement with a creditor not made in the ordinary course of business;

                  III.13.7 Any employment contract or arrangement regarding an employee or independent contractors which is not terminable by the Company within thirty (30) days without payment of any amount for any reason whatsoever, or without any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions;

                  III.13.8 Any contract, agreement, understanding or arrangement materially restricting the Company from carrying on its business anywhere in the world;

                  III.13.9 Any material instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

                  III.13.10 Any contract with any labor organization; and

                  III.13.11 Any material bond, suretyship arrangement, guarantee, letter of credit or other performance guarantee document pursuant to which any obligation of the Company is guaranteed or secured or pursuant to which the Company has guaranteed or secured the performance or obligation of another person.

         All of the contracts, agreements, policies of insurance or instruments described in Schedules 3.4, 3.7, 3.13, 3.14.2(i), 3.14.2(ii), 3.17 or 3.20 of
the Disclosure Letter (collectively, the "Material Agreements") are valid and binding upon the Company and, to the knowledge of the Company, the other parties thereto and are in full force and effect and enforceable in accordance with their terms. Neither the Company nor, to the knowledge of the Company, any other party to any such contract, commitment or arrangement has breached any material provision of, or is in default under, the terms thereof.

         III.14   Intellectual Property; Computer Software.

                  III.14.1 Schedule 3.14.1 of the Disclosure Letter sets forth a complete and correct list and summary description of all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Company, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Company is not currently in receipt of any notice of any violation of, and, to the knowledge of the Company, it is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

                  III.14.2 (i) Schedule 3.14.2(i) of the Disclosure Letter contains a complete and accurate list of all material computer software owned by the Company (the "Owned Software"). Except as set forth on Schedule 3.14.2(i) of the Disclosure Letter, the Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on Schedule 3.14.2(i) of the Disclosure Letter, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on Schedule 3.14.2(i) of the Disclosure Letter, and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

                                    (ii)  Schedule 3.14.2(ii) of the Disclosure
Letter contains a complete and accurate list of all software under which the Company is a licensee, lessee or otherwise has obtained the right to use software (the "Licensed Software"). Schedule 3.14.2(ii) of the Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. The Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Schedule 3.14.2(ii) of the Disclosure Letter. The Company is in full compliance with all material provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Schedule 3.14.2(ii) of the Disclosure Letter, none of the Licensed Software has been incorporated into or made a part of any Owned

Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party.

                                    (iii)  The Owned Software and Licensed
Software constitute all software currently used in or necessary for the conduct of the businesses of the Company as currently conducted (the "Company Software"). Schedule 3.14.2(iii) of the Disclosure Letter sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed material computer programming services for the Company and identifies all material contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a material breach or default under any licenses, leases or similar agreements relating to the Company Software or materially impair the Purchaser's or the Surviving Corporation's ability to use the Company Software in the same manner as such computer software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and to the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software or is claiming any right, title or interest in the Company Software or any infringement by the Company of any intellectual property right which such other person may possess.

                                    (iv) Schedule 3.14.2(iv)(a) of the
Disclosure Letter lists and separately identifies all agreements pursuant to which the Company has been granted rights to market software owned by third parties, and Schedule 3.14.2(iv)(b) of the Disclosure Letter lists and separately identifies all agreements pursuant to which the Company has granted marketing rights in the Company Software to third parties.

                                    (v) To the knowledge of the Company, the
Company has not taken or failed to take any actions under the law of any applicable foreign jurisdictions where the Company has marketed or licensed Company Software that would restrict or limit the ability of the Company to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Company Software.

                                    (vi) Except as set forth in Schedule
3.14.2(i) of the Disclosure Letter, the Owned Software and Licensed Software (a) includes Year 2000 date conversion and capabilities including, but not limited to: date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century; (b) automatically compensates for and manages and manipulates data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abend or abort within the application or result in the generation of incorrect values or invalid outputs involving such date;
(c) provides that all date related user interface functionalities and data fields include the indication of the correct century; (d) provides that all date related system to system or application to application data interface functionalities will include the indication of the correct century; and (e) will continue to comply with clauses (a) through (d) above. Except as set forth in
Schedule 3.14.2(i), all date processing by Owned Software and Licensed Software will include four digit year format and recognize and correctly process dates for leap years.

         III.15 Product Warranties and Liabilities. Except as listed on Schedule
3.15 of the Disclosure Letter, the Company has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 3.15 of the Disclosure Letter sets forth a description of each pending or, to the knowledge of the Company, threatened material action under any warranty or guaranty against the Company. The Company has not incurred, nor does the Company know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company (including any lessee thereof) prior to the Closing Date, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

         III.16 Labor Matters. Schedule 3.16 of the Disclosure Letter sets forth a list of all employees, consultants and independent contractors of the Company whose compensation for 1997 or expected compensation for 1998 exceeds $75,000 per annum and lists the compensation per annum for such persons. Except as set forth on Schedule 3.16 of the Disclosure Letter, within the last three (3) years, the Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called, against the Company. Except as set forth on Schedule 3.16 of the Disclosure Letter, the Company has not violated any applicable federal or state law or regulation relating to labor, labor practices or immigration matters. The Company has no knowledge that there will be any adverse change in relations with employees and independent contractors of the Company as a result of the transactions contemplated by this Agreement.

         III.17   Benefit Plans.

                  III.17.1 Schedule 3.17 of the Disclosure Letter, lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, or any other plan, program, agreement, arrangement, commitment and/or method of compensation, whether funded or unfunded, whether legally binding or not, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by the Company or any Affiliate of the Company for the benefit of employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Company or an Affiliate of the Company and under which employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Company or an Affiliate of the Company are eligible to participate or under or in connection with which the Company may have any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither the Company nor any Subsidiary has ever contributed to or had an obligation to contribute to any multiemployer plan.

                  III.17.2 Schedule 3.17 of the Disclosure Letter also lists:
(a) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (b) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor, the United States Internal Revenue Service or the Pension Benefit Guaranty Corporation after December 31, 1974, with respect to such Benefit Plan, (c) annual reports or Returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (d) the most recent summary plan descriptions and any material modifications thereto, and any other material written communications to employees or to any governmental agency with respect to such Benefit Plans during the three most recent plan years. Contemporaneous with the delivery of the Disclosure Letter, the Company has delivered a true and complete copy of each such Benefit Plan or summary description if such Benefit Plan is not in writing, agreements, letters, rulings, opinions, letters, reports, Returns, financial statements and summary plan descriptions described in Sections 3.17.1 or 3.17.2 hereof, certified as such by a duly authorized officer of the Company.

                  III.17.3 All the Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and neither the Company nor any Affiliate has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All available governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan under sections 401(a) or 501(a) of the Code, adversely affect the qualified status of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Plan and have been paid on a timely basis.

                  III.17.4 Neither the Company, any Affiliate nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject the Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Company prior to the Closing Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.

                  III.17.5 All annual reports or Returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof, and have been timely filed or disseminated, as appropriate or required by applicable law, and there have been no amendments filed to any of such reports, Returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                  III.17.6 No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the
Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Company or an Affiliate of the Company maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to or for the benefit of employees of the Company or any Affiliate of the Company now or formerly in existence.

                  III.17.7 The Company does not have any ERISA Plan which is an employee pension benefit plan as defined in ERISA Section 3(2).

                  III.17.8 Except as set forth on Schedule 3.17.8 of the Disclosure Letter, the Company did not have any current or future liability under any Benefit Plan that was not reflected in such filing, and the liability of the Company in connection with any Benefit Plan as of Closing will not exceed the amount recorded therefor on the books of the Company.

                  III.17.9 Except as set forth on Schedule 3.17.9 of the Disclosure Letter, the Company does not maintain any Benefit Plan providing deferred or stock based compensation.

                  III.17.10 The Company has not maintained a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA and Code Section 4980B, or except as set forth on
Schedule 3.17.10 of the Disclosure Letter.

                  III.17.11 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                  III.17.12 All Benefit Plans subject to section 4980B of the Code as amended from time to time or Part 6 of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

         III.18 Customers and Clients. Schedule 3.18 of the Disclosure Letter consists of a true and correct list of all of the customers and clients of the Company within the preceding twenty-four months who generated revenues of more than $100,000 within a twelve-month period, setting forth as to each customer or client its name and address. Except as set forth on Schedule 3.18 of the Disclosure Letter, neither the Company nor any Controlling Shareholder has received any notice, or has reason to believe, that any such customer or client has taken or contemplates taking any steps which could materially disrupt the business relationship of the Company with such customer or client, or could result in the material diminution in the value of the business of the Company as a going concern.

         III.19 Environmental Matters. Except as set forth in Schedule 3.19 of the Disclosure Letter, no real property now or previously used by the Company or now or previously owned or leased by the Company (the "Real Property") has been used by the Company, or to the knowledge of the Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined). Except as set forth in Schedule 3.19 of the Disclosure Letter, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property. Except as set forth in Schedule 3.19 of the Disclosure Letter, the Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and permits, and there are no existing violations by the Company of any such environmental laws or permits. There are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or, to the knowledge of the Company, threatened with respect to the Real Property or otherwise against the Company in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Company, there is no basis for any such claim, action, suit, proceeding or investigation. To the knowledge of the Company, there are no underground storage tanks on any Real Property which is or was owned by the Company or is currently leased by the Company. No building or other improvement included in any Real Property which is or was owned by the Company or is presently leased by the Company contains any asbestos, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.

         III.20 Insurance. Set forth in Schedule 3.20 of the Disclosure Letter is a complete list of all insurance policies which the Company maintained, or was an insured party under, with respect to its businesses, properties or employees which are currently in force and effect together with a list of all such policies which have been in effect during the last 36 months but have expired. Schedule 3.20 of the Disclosure Letter lists the annual premium and renewal date of all such insurance policies. Except as set forth in Schedule
3.20 of the Disclosure Letter, since January 1, 1997, there has not been any change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies.

         III.21 Related Party Relationships. Except as set forth in Schedule
3.21 of the Disclosure Letter, to the Company's knowledge, no Controlling Shareholder, or Affiliate of any Controlling Shareholder nor any officer or director of the Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company (except as a shareholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

         III.22 Schedules. All Schedules set forth in the Disclosure Letter are true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing, except to the extent that such Schedules may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Company in the ordinary course. Matters disclosed on each Schedule in the Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

         III.23 Disclosure. No statement contained herein or in any certificate, Schedule of the Disclosure Letter, list, Exhibit or other instrument furnished to the Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         III.24 Support/Voting Agreements. The Support/Voting Agreements with the Supporting Shareholders have been duly executed and delivered to the Purchaser prior to or simultaneous with the execution of this Agreement and represent the valid and binding obligations of the Supporting Shareholders which are enforceable in accordance with their terms except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally and do not violate the terms of any control share or affiliated transaction law applicable thereto.


         IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUBSIDIARY

         The Purchaser and the Merger Subsidiary represent and warrant to the Company for the benefit of the Shareholders as follows:

         IV.1 Organization and Standing. The Purchaser and the Merger Subsidiary are duly organized and validly existing corporations in good standing under the laws of the State of Florida.

         IV.2 Corporate Power and Authority. The Purchaser and the Merger Subsidiary have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by the Purchaser and the Merger Subsidiary of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Board of Directors of the Purchaser and Merger Subsidiary. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser or the Merger Subsidiary in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Purchaser or Merger Subsidiary (whichever is applicable) enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         IV.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by the Purchaser and Merger Subsidiary do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation, or Bylaws, of Purchaser or Merger Subsidiary.

         IV.4 Required Filings and Absence of Conflicts. The execution and delivery of this Agreement by the Purchaser and the Merger Subsidiary does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Purchaser and the Merger Subsidiary or any other Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Purchaser and the Merger Subsidiary or any Subsidiary is a party or is bound or by which the Purchaser and the Merger Subsidiary's assets are affected and which would cause Purchaser or Merger Subsidiary not to be able to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Purchaser and the Merger Subsidiary, or any assets, properties or operations of the Purchaser and the Merger Subsidiary in connection with the execution and delivery by the Purchaser and the Merger Subsidiary of this Agreement or the consummation of the transactions contemplated hereby which will not be completed prior to the Effective Time.

         IV.5 Disclosure. No statement contained herein or in any certificate, list, Exhibit or other instrument furnished to the Company pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         IV.6 Litigation. There is no suit, action, proceeding, claim or investigation pending or, to the knowledge of Purchaser or Merger Subsidiary, threatened against or affecting the Purchaser or the Merger Subsidiary which, if pursued and/or resulting in a judgment, would prevent the Purchaser or the Merger Subsidiary from consummating the transactions contemplated hereby, and, to the knowledge of the Purchaser and the Merger Subsidiary, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation.

         IV.7 Financing. The Purchaser has, prior to the date hereof, received all consents and financing commitments from its lender(s) necessary to consummate the transactions contemplated hereby and such consents and financing commitments are on terms and conditions acceptable to the Purchaser. Purchaser has, or will have prior to the Closing, sufficient cash to enable it to make payment of the Closing Cash Consideration.


         V.       CONDITIONS .

         V.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  V.1.1 This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company; provided that such approval shall not be deemed to have been obtained unless at least a majority of the shares of Company Common Stock held by Shareholders other than Donald K. Kelly, M.D. and Suzanne D. Kelly are voted in favor of this Agreement and the Merger.

                  V.1.2 The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  V.1.3 Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  V.1.4 All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Closing Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Company Material Adverse Effect or provide a reasonable basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

         V.2 Conditions to Obligations of Purchaser and Merger Subsidiary to Effect the Merger. All of the obligations of Purchaser and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder:

                  V.2.1 Representations True at Closing. The representations and warranties made by the Company to Purchaser in this Agreement, the Schedules contained in the Disclosure Letter or any document or instrument delivered to Purchaser hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

                  V.2.2 Covenants of the Company . The Company shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and the Chief Executive Officer of the Company shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.2.1 hereof in substantially the form attached hereto as Exhibit 5.2.2.

                  V.2.3 Opinion of Counsel. An opinion of Munger, Tolles & Olson LLP, counsel for the Company, shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 5.2.3.

                  V.2.4 Consents, Approvals, and Waivers. Purchaser shall have received from the Company a true and correct copy of each and every consent, approval and waiver (a) referred to in Section 3.9 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby except for those for which the failure to obtain such consent, approval or waiver would not have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the Merger.

                  V.2.5 Absence of Adverse Changes. Since the date of this Agreement, the Company shall not have suffered a Company Material Adverse Event or any series of events which when taken in the aggregate have a Company Material Adverse Effect.

                  V.2.6    Employment Agreements. Each individual listed in
Exhibit 2.14(a) shall have executed or agreed to execute an Employment Agreement, substantially in forms set forth in Exhibit 2.14(b).

                  V.2.7 Shareholder Approval/Dissenter's or Statutory Rights. Such shareholders of the Company as are required by applicable law and Section
5.1.1 to have approved the Merger shall have in fact approved the Merger and Shareholders holding not more than 5% of the outstanding stock of the Company shall not have notified the Company that such Shareholders intend to elect nor shall have taken any other action to perfect any dissenter's or similar statutory rights under the provisions of any state statute affording such Shareholder such rights as a result of the Merger.

                  V.2.8 Company Options and Preferred Stock. None of the Current Option Holders shall have exercised any Company Options held by them as of the date of this Agreement, the Company and the Current Option Holders shall have taken all actions required of them under Section 2.5 hereof and after the Closing Date, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company. All holders of the Preferred Stock and all outstanding stock purchase warrants shall have all converted their Preferred Stock into, and exercised their warrants for, shares of Company Common Stock as required by Section 3.3 hereof.

                  V.2.9 Support/Voting Agreement to Remain In Effect. The Support/Voting Agreements shall have remained in full force and effect through the Effective Time.

                  V.2.10 Due Diligence. The Purchaser and the Merger Subsidiary shall have been provided with all information reasonably requested by them or their representatives in connection with the conduct of their due diligence investigation and shall not have discovered any fact or circumstance not disclosed in this Agreement which constitutes or which the Purchaser reasonably believes with the passage of time will constitute a Material Adverse Event as to the Company or its prospects.

                  V.2.11 The Purchaser shall have received from the Company's transfer agent a true and complete list of the Company's Shareholders as shown on the transfer agent's books as of the Closing Date.

         V.3 Conditions Precedent To The Obligations Of The Company To Close. All of the obligations of the Company to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Company for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder:

                  V.3.1 Representations True at Closing. The representations and warranties made by Purchaser and the Merger Subsidiary to the Company in this Agreement or any document or instrument delivered to the Company hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

                  V.3.2 Covenants of Purchaser and Merger Subsidiary. Purchaser and the Merger Subsidiary shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver, in substantially the form attached hereto as Exhibit 5.3.2, a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 5.3.1 above.

                  V.3.3 Opinion of Counsel. An opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. counsel for the Purchaser and Merger Subsidiary, shall have been delivered to the Company dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as
Exhibit 5.3.3.

                  V.3.4 Consents, Approvals and Waivers. The Company shall have received from the Purchaser a true and correct copy of each and every consent, approval and waiver required for the execution of this Agreement and the consummation of the transactions contemplated hereby, except for those for which would not materially adversely affect the ability of the Purchaser to consummate the Merger.

                  V.3.5 Letter of Credit. The Purchaser shall have timely complied with each of its obligations under Section 2.21 with respect to the Letter of Credit.

         VI.      CLOSING.

          VI.1 Time and Place of Closing. The Closing shall be held at the offices of Fowler, White, Gillen, Boggs, Villareal and Banker P.A., 501 East Kennedy Blvd, Tampa, Florida, commencing at 10:00 a.m. Eastern Daylight Time, on the later of (i) the business day after the last to be fulfilled or waived of the conditions set forth in Article V shall be fulfilled or waived in accordance with the provisions hereof but in no event later than May 15, 1998 or such other date, time and place as the parties shall mutually agree.

          VI.2 Transactions at Closing. At the Closing, each of the parties shall deliver to the others such certificates and other documents as called for by the terms of this Agreement or as otherwise reasonably requested by such parties and their respective counsel.


         VII.     TERMINATION.

          VII.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual consent of the Purchaser and the Company.

          VII.2 Termination by Either Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by May 15, 1998 or (b) the approval of the Company's Shareholders required by Section 5.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided further, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by May 15, 1998.

          VII.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, if (a) in accordance with Section 2.19 the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal; or (b) there has been a material breach by the Purchaser or Merger Subsidiary of any of the representations, warranties, covenants or agreements of the Purchaser or the Merger Subsidiary set forth in this Agreement, which breach is not curable and constitutes a Material Adverse Event or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Purchaser (without limiting the generality of the foregoing sentence, any failure by the Purchaser to comply timely with its obligations under Section 2.21 with respect to the Letter of Credit shall be deemed to be a Material Adverse Event under this Agreement and shall not entitle Purchaser to any cure period or require any prior notice of such breach to Purchaser from the Company). Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to clause (a) of this Section 7.3 is conditioned upon the payment by the Company of any amounts owed by it pursuant to Section 7.5(a).

         VII.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company Stockholders, or
(b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable and constitutes a Company Material Adverse Event or, if curable, is not cured within 30 days after written notice of such breach is given by the Purchaser to the Company.

         VII.5 Effect of Termination and Abandonment. (a) In the event that this Agreement is validly terminated (i) by the Company pursuant to Section 7.2(a) or 7.2(b) (but only if an Alternative Proposal has been made prior thereto) or (ii) by the Purchaser pursuant to 7.2(a) or 7.2(b) (after an Alternative Proposal has been received) or Section 7.4, then the Company shall pay the Purchaser the sum of $750,000, which amount shall be paid by wire transfer of same day funds either prior to such termination becoming effective if the termination is by the Company and within three days if the termination is by the Purchaser pursuant to

Section 7.4 when no Alternative Proposal has been received by the Company and following execution by the Company of an agreement to consummate an Alternative Proposal if the termination is by the Purchaser after an Alternative Proposal has been received. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 8% per annum.

         (b) In the event that this Agreement is validly terminated by the Company pursuant to Section 7.3(b), then the Purchaser shall pay the Company the sum of $750,000, which amount shall be paid by wire transfer of same day funds within three days of the Purchaser's receipt of notice of the termination. The Purchaser and Merger Subsidiary acknowledge that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Purchaser fails to pay promptly the amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Purchaser for the fee set forth in this Section 7.5(b), the Purchaser shall pay to the Company its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 8% per annum.

         (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and except for the provisions of Article VIII. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4 by reason of a breach of this Agreement by the non-terminating party, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for such breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         VII.6 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


         VIII.    GENERAL PROVISIONS.

         VIII.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized national overnight delivery service with receipt acknowledged, or sent by facsimile if receipt thereof is confirmed in writing, addressed as follows:

            VIII.1.1       If to the Company:

                           Health International Inc.
                           14770 North 78th Way
                           Scottsdale, AZ 85260
                           Attn: Donald K. Kelly, M.D.
                           Facsimile: (602) 948-2523

                           and to:

                           Robert B. Knauss
                           Munger, Tolles & Olson LLP
                           355 South Grand Avenue, 35th Floor
                           Los Angeles, CA 90071
                           Facsimile: (213) 687-3702

            VIII.1.2       If to Purchaser or Merger Subsidiary:

                           Sykes HealthPlan Services, Inc.
                           3501 Frontage Road
                           Tampa, FL 33607
                           Fax:    813-289-9359
                           Attn: President
                           and to:

                           David C. Shobe
                           Fowler, White, Gillen, Boggs,
                           Villareal and Banker, P.A.
                           501 E. Kennedy Blvd.
                           Suite 1700
                           Tampa, FL 33602
                           Fax: 813-229-8313

                  VIII.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, facsimile or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 8.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mail or the delivery to the overnight delivery service.

                  VIII.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 8.1.

         VIII.2 Brokers. Purchaser represents and warrants to the Company, and the Company represents and warrants to Purchaser that no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement, other than Dain, Rauscher Incorporated which has acted as the Company's advisor. Purchaser agrees to indemnify and hold harmless the Company against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, and the Company agrees to indemnify and hold harmless Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, including the fees of Dain, Rauscher Incorporated.

         VIII.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         VIII.4 Expenses. Except as otherwise provided herein, all costs incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The expenses incurred by the Company pursuant to Section 8.2 will be paid by the Company either before or promptly following Closing.

         VIII.5 Public Announcements. At all times at or before the Closing, the Company, on the one hand, and the Purchaser, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement, or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

         VIII.6 Confidentiality. The Company, its respective officers, directors, employees, agents, and other representatives will refrain from disclosing to any other Person (i) any documents or information concerning Purchaser or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Company, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the transactions contemplated by this Agreement are not consummated, Purchaser and the Company agree that they will return any and all such confidential information provided by any of them to the other party so providing such information.

         VIII.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         VIII.8   Headings. The section and other headings in this

Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         VIII.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         VIII.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

         VIII.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         VIII.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         VIII.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

         VIII.14  Time of Essence. Time is of the essence in this Agreement.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                                          "Purchaser"

                                          SYKES HEALTHPLAN SERVICES, INC.


                                          By:
                                              ---------------------------------

                                          Title:


                                          "Merger Subsidiary"

                                          SYKES HEALTHPLAN SERVICES
                                          ACQUISITION CORP.


                                          By:
                                              ---------------------------------

                                          Title:


                                          "Company"

                                          HEALTH INTERNATIONAL, INC.


                                          By:
                                              ---------------------------------

                                          Title:

                                LIST OF EXHIBITS


EXHIBITS
--------

1.1                   Definitions.

2.7                   Bylaws of the Surviving Corporation

2.14(a)               List of Employees to Enter into Employment Agreements.

2.14(b)               Forms of Employment Agreements for Employees.

2.17.1                Benefit Plans not to be maintained by Surviving
                      Corporation

2.21 Form of binding commitment for letter of credit from NationsBank N.A.

5.2.2                 Form of Certificate of the President of the Company.

5.2.3                 Form of Opinion of Counsel for the Company.

5.3.2                 Officer's Certificate of Purchaser and Merger
                      Subsidiary.

5.3.3                 Form of Opinion of Counsel for Purchaser and Merger
                      Subsidiary.




                                       (i)

                                   EXHIBIT 1.1

                                  DEFINED TERMS


As used herein, the following terms shall have the following meanings unless the context otherwise requires:


1.       "Acts" shall mean the Florida General Corporation Law and the
         Delaware General Corporation Law.

2. "Affiliate" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code ss.
         414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

3.       "Agreement" shall mean this Plan and Agreement of Merger.

4.       "Alternative Proposal" shall have the meaning ascribed thereto in
         Section 2.19.

5.       "Benefit Plans" shall have the meaning set forth in Section 3.17.1.

6.       "Certificates" shall have the meaning set forth in Section 2.4.2.

7. "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 6.1 hereof.

8. "Closing Cash Consideration" shall mean an amount of cash equal to $22,614,936 (U.S.).

9. "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 6.1 hereof.

10.      "Code" shall mean the Internal Revenue Code of 1986, as amended.

11. "Company" shall mean Health International, Inc. a Delaware corporation, and unless otherwise specified, shall be deemed to include all of its Subsidiaries.

12.      "Company Common Stock" shall mean the common stock of the Company.

13. "Company Officers" shall mean Donald K. Kelly, M.D., Suzanne D. Kelly and Michael D. Peerboom.



                                       (i)

14.      "Company Option" shall mean the options to purchase Company Common
         Stock which are outstanding prior to the Effective Time pursuant to
         Section 2.5 hereof.

15. "Company Preferred Stock" shall mean the preferred stock of the Company.

16. "Company Shareholders" or "Shareholders" shall mean the shareholders of the Company at the Effective Time, each of which may be referred to individually as a "Shareholder."

17.      "Company Software" shall have the meaning set forth in Section
         3.14.2(iii).

18. "Company's Transactional Expenses" shall mean the actual reasonable expenses of the Company for the fees and expenses of its lawyers, accountants, investment bankers, transfer agent, and partners in connection with the transactions contemplated hereby which in no event will exceed $500,000.

19.      "Controlling Shareholders" shall mean Donald K. Kelly, M.D., Suzanne D.
         Kelly, Gerald Milton and Waltrut Milton, each of whom may be referred to individually as a "Controlling Shareholder."

20. "Current Option Holder" shall mean any Person who owns or has been granted a Company Option which is outstanding on the date of this Agreement.

21. "Disclosure Letter" shall mean the letter delivered to Purchaser by the Company simultaneously with the execution of this Agreement containing certain requested disclosures concerning the Company.

22.      "Dissenting Shares" shall have the meaning set forth in Section
         2.3.1.5.

23. "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

24.      "Employees" shall have the meaning set forth in Section 2.17.2.

25. "Employment Agreements" shall mean those Employment Agreements among the entities and those individuals set forth in Exhibit 2.14(a), substantially in the form attached as Exhibit 2.14(b), each of which may be referred to individually as an "Employment Agreement."

26. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                                      (ii)

27.      "ERISA Plan" shall have the meaning set forth in Section 3.17.1.

28.      "Exchange Act" shall mean the Securities Exchange Act of 1934.

29.      "Exchange Agent" shall mean ChaseMellon Shareholder Services, LLC.

30. "Exchange Fund" shall have the meaning specified in Section 2.4.1 hereof.

31.      "Financial Statements" shall have the meaning set forth in Section
         3.5.1.

32. "GAAP" shall mean Generally Accepted Accounting Principles formulated by the American Institute of Certified Public Accountants as in effect from time to time during the term of this Agreement.

33.      "Hazardous Substance" shall have the meaning set forth in Section 3.19.

34. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended.

35.      "Indemnified Parties" shall have the meaning set forth in Section 2.20.

36.      "Interim Financial Statements" shall have the meaning set forth in
         Section 3.5.1.

37.      "Letter of Credit" shall have the meaning set forth in Section 2.21.

38.      "Licensed Software" shall have the meaning set forth in Section
         3.14.2(ii).

39. "Material Adverse Effect" shall mean any event or group of events which either individually or when considered together have a material adverse effect on the business, prospects, results of operation or condition
         (financial or otherwise) of the entity to which it is applied and its Subsidiaries, taken as a whole, or on the ability of the entity to which it is applied to consummate the transactions contemplated hereby.
         For purposes of the foregoing, if the event or events are quantifiable monetarily, they shall not be considered to be material unless the aggregate adverse effect of all such events together is equal to or greater than $500,000.00. This term is sometimes used in conjunction with the defined term for one of the parties and in such event shall have the same meaning as


                                      (iii)

         set forth above as applied to that party.

40. "Material Adverse Event" shall mean an event or events which individually or when taken together cause a Material Adverse Effect.

41.      "Material Agreements" shall have the meaning set forth in Section 3.13.

42. "Merger" shall mean the merger of the Merger Subsidiary with and into the Company.

43.      "Merger Subsidiary" shall mean Sykes HealthPlan Services Acquisition
         Corporation, a Florida corporation.

44. "Merger Subsidiary Common Stock" shall mean the common stock of the Merger Subsidiary.

45. "Outstanding Option Consideration" shall mean the amount of $4,088,000.00.

46. "Outstanding Preferred Shares" shall mean the issued and outstanding preferred shares of the Company as of the date of this Agreement.

47.      "Outstanding Share Consideration" shall mean the amount of $22,614,936.

48.      "Owned Software" shall have the meaning set forth in Section 3.14.2(i).

49. "Per Share Closing Cash Consideration" shall mean an amount of cash equal to the Outstanding Share Consideration divided by the total number of issued and outstanding shares of Company Common Stock at the Closing.

50. "Per Share Option Consideration" shall mean an amount of cash equal to the Outstanding Option Consideration divided by the total number of shares into which options outstanding as of the Effective Time may be converted.

51.      "Permitted Employee Distributions" shall have the meaning set forth in
         Section 2.11.1.

52. "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a limited liability company, a sole proprietorship, a professional corporation or a professional association.

53.      "Plan Transfer Date" shall have the meaning set forth in Section
         2.17.1.


                                      (iv)

54.      "Product Liability" shall have the meaning ascribed thereto in Section
         3.15.

55. "Purchaser" shall mean Sykes HealthPlan Services, Inc., a Florida corporation.

56.      "Real Property" shall have the meaning set forth in Section 3.19.

57. "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

58.      "Schedule" shall mean the schedules contained in the Disclosure Letter.

59. "Stock Option Plans" shall mean the oral or written plans of the Company pursuant to which Company Options have been granted.

60. "Subsidiary" shall mean any entity, the controlling interest in which is owned either directly or indirectly by the Company or the Purchaser, as applicable.

61. "Support/Voting Agreements" shall mean the agreements by and between the Purchaser and the Supporting Shareholders providing for certain voting and other restrictions with respect to the shares of the Company
         Common Stock which are owned by such shareholders.

62.      "Supporting Shareholder" shall mean Donald K. Kelly, M.D., Suzanne D.
         Kelly, who own 1,153,319 shares of the Company Common Stock, and Gerald
         Milton and Waltrut Milton, who own 880,000 shares of Company Common
         Stock as of the date hereof, each of whom have executed Support/Voting
         Agreements with the Purchaser simultaneous with the execution of this Agreement.

63.      "Surviving Corporation" shall have the meaning set forth in Section
         2.1.

64. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities including without limitation income, gross receipts, inventory, ad valorem, excise, real property, personal property, sales, use, transfer, withholding, deed, license, employment, payroll, and franchise taxes imposed by any governmental authority
         (including any interest, fines, penalties, or additions attributable to any such tax or any contest or dispute thereof).




                                       (v)

                       SCHEDULES TO THE DISCLOSURE LETTER


Schedule
--------
2.11.1                     Conduct of Business Prior to Closing

2.11.2                     Bank Accounts, Safe Deposit Boxes and Powers of
                           Attorney

2.18                       Affiliated Assets and Contracts

2.20                       Indemnity Provisions and Policies

3.1.1                      Jurisdictions of Incorporation

3.1.2                      Foreign Jurisdictions/Qualifications

3.1.3                      Subsidiaries

3.2.1                      Certificate of Incorporation and Bylaws of the Company

3.2.2                      List of Shareholders of the Company and Subsidiaries

3.3                        Capitalization of the Company; Option Information

3.4                        Equity Investments

3.5.1(a)                   1994, 1995, 1996 and three-month Interim 1998
                           Financial Statements

3.5.1(b) Liabilities Not Disclosed in the Financial Statements and the Interim Financial Statements and Undisclosed
                           Liabilities

3.7                        Assets and Leases;  Encumbrances

3.8                        Aged Accounts Receivable

3.9                        Required Consents

3.10                       Changes

3.11                       Litigation

3.12                       Licenses and Permits and Noncompliance with Laws


                                      (vi)

3.13                       Contracts

3.14.1                     Trademarks, Trade Names, Service Marks, Service Names,
                           Etc.

3.14.2(i)                  Owned Software; Exceptions to Year 2000 date
                           conversion and capabilities for Owned Software and
                           Licensed Software

3.14.2(ii)                 Licensed Software,  Problems with Software Licenses

3.14.2(iii)                Computer Programming Services Providers and agreements

3.14.2(iv)(a)              Marketing Rights Received

3.14.2(iv)(b)              Marketing Rights Granted to Third Parties

3.15                       Product Warranties and Liabilities

3.16                       Highly Compensated Employees and their Compensation;
                           Union Activities and Labor Disputes; Violations of
                           Labor Laws and Regulations

3.17                       Benefit Plans

3.17.8                     Undisclosed Current or Future Liability Under Benefit
                           Plans

3.17.9                     Benefit Plans Providing Deferred or Stock Based
                           Compensation

3.17.10                    Benefit Plans Providing Post Separation Benefits

3.18                       Customers, Addresses, Telephone Numbers and Principal
                           Person of Contact and Problems with Customer

3.19                       Environmental Matters

3.20                       Insurance Matters

3.21                       Related Party Relationships





                                      (vii)